Sheet1

Muniholdings Insured Fund II, Inc.
File Number: 811-9191
CIK Number: 1071899
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended September 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/23/00	$6,400	Harris Co. Tex Hlth Fac	5.00%	2/15/27

Last Updated on 11/29/2000
By Karen Lang